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EXHIBIT 10.70

July 24, 1995

Ms. Carol Freeman
Huntington Beach Hospital & Medical Center
17772 Beach Blvd.
Huntington Beach, CA  92647-6899

RE:      SUBLEASE OF SPACE - 757 PACIFIC AVENUE, LONG BEACH, CA
90813

Dear Ms. Freeman:

This letter will outline our understanding of the sublease of the above mentioned space with OptimumCare Corporation.

Agreement with OptimumCare Corporation:

(a) You shall rent 3,200 square feet of the mentioned location at the rate of $2,950.00 per month.

(b) You will not be entitled to assign or otherwise transfer interest in all or any portion of the rented space.

(c) Your lease shall commence on July 3, 1995 and terminate July 3, 1996. You will provide OptimumCare Corporation with written notice not less than thirty (30) days prior to your intention to vacate the rented space. OptimumCare Corporation will provide you with written notice of not less than thirty (30) days prior to the last day of your tenancy providing reasonable cause for such notice exists.

(d) Rent is due on the first day of each month and is payable to OptimumCare Corporation. You will receive an invoice on the first of each month which will reflect charges for rent.

If the terms of this letter meets with your understanding, please execute both duplicate originals and return them to me along with your check. We will return a fully executed copy for your files.

CAROL FREEMAN                                                  7/24/95
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Carol Freeman, Chief Executive Officer              Date

HELEN TANG                                                     7/25/95
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Helen Tang, 757 Pacific Partnership           Date


EDWARD A. JOHNSON                                              7/25/95
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Edward A. Johnson, President/CEO                    Date
OptimumCare Corporation